Exhibit 11.1

                         APPLIED VOICE TECHNOLOGY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

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



                                       Quarter ended      Nine months ended
                                        September 30,       September 30,
                                   -------------------   -------------------
                                      1996      1995      1996       1995
                                    -------    -------  -------    --------
                                     (in thousands, except per share data)

Net income (loss)                   $ 1,573    $1,502    $ (26)     $4,039
                                    =======    ======    ======     ======


Computation of common
and common equivalent shares
outstanding:
               Common Stock           5,410     5,102     5,361      5,082
               Options                  696       603       703        658

Common and common
equivalent shares used in
computing per share amounts           6,106     5,705     6,064      5,740
                                    =======    ======    ======     ======

Net income (loss) per share         $  0.26    $ 0.26    $( - )     $ 0.70
                                    =======    ======    ======     ======


The fully diluted computation is not presented because the Company does not have dilutive securities that are not common stock equivalent



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